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                                                                    Exhibit 3.28

                           WILKES-BARRE IMAGING, LLC
                              OPERATING AGREEMENT

     THIS OPERATING AGREEMENT (the "AGREEMENT") is made effective as of May
2, 2000 (the "EFFECTIVE DATE"), by and among the undersigned parties. The parties listed on Exhibit A as the members are referred to collectively herein as the "MEMBERS." Capitalized terms in this Agreement shall be defined as either set forth in Section 9.2 of this Agreement or as defined in the Section of this Agreement where they are first used.

                                   RECITALS:

     A. Wilkes-Barre Imaging, LLC (the "COMPANY") was organized pursuant to Articles of Organization filed with, and approved by, the Department of State of the Commonwealth of Pennsylvania (the "ARTICLES"). All references herein to the Articles shall mean such document as it is in effect on the relevant date, including any amendments thereto, made from time to time. The Members, collectively, own all of the Membership Interests in the Company.

     B. The Members have agreed to enter into this Agreement to regulate the affairs of the Company, the conduct of its business, and the relations of its Members.

     C. The Members have agreed that this Agreement shall serve as an Operating Agreement within the meaning of the Commonwealth of Pennsylvania's Limited Liability Company Act of 1994, as amended from time to time (the "ACT").

                                   AGREEMENT:

     NOW, THEREFORE, it is mutually agreed as follows:

                                   ARTICLE 1
                                  ORGANIZATION

     SECTION 1.1 FORMATION. The Company is a limited liability company formed pursuant to the Act.

     SECTION 1.2 NAME. The name of the Company is "Wilkes-Barre Imaging, LLC."

     SECTION 1.3 PURPOSE. The Company is formed for the purpose of owning and operating the diagnostic imaging center located at 146 Mundy Street, Wilkes-Barre, Pennsylvania, and engaging in and conducting all and every kind of lawful business for which limited liability companies may be organized according to the laws of the Commonwealth of Pennsylvania. The Company also shall have all the powers necessary, incidental, or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
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     SECTION 1.4 PRINCIPAL OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The
location of the principal office of the Company is 146 Mundy Street, Wilkes-Barre, Pennsylvania, or such other locations as the Company may, from time to time, designate. CT Corporation System is the registered agent for the Company. The registered agent's business address is Oliver Building, Mellon Square, Pittsburgh, Pennsylvania 15222, which shall be the registered office of the Company.

     SECTION 1.5 DURATION. The Company shall continue in existence until dissolved by the Members or as otherwise provided for in this Agreement.

                                   ARTICLE 2
                                    MEMBERS

     SECTION 2.1 MEMBERSHIP INTERESTS; CURRENT MEMBERS. The current Members of the Company and their respective Membership Interests are listed on Exhibit A, attached hereto and incorporated by reference. Exhibit A shall automatically be amended from time to time to reflect adjustments in Membership Interests (as defined in Section 9.2), the cessation of Membership Interests, and the addition of new Members, pursuant to the terms of this Agreement.

     SECTION 2.2 NO AUTHORITY TO ACT AS AN AGENT FOR THE COMPANY. No Member, solely by reason of being a Member, shall be an agent of the Company except to the extent that the majority in Interest of the Members have in writing specifically authorized such Member to act as an agent of the Company.

     SECTION 2.3 ADDITIONAL MEMBERS. Additional Members may be admitted into the Company on such terms and conditions as provided in Section 5.5. Unless named in this Agreement or admitted to the Company as a substitute or new
Member as provided herein, no person or entity shall be considered a Member, and the Company need deal only with the Members so named and so admitted. The Company shall not be required to deal with any other person or entity by reason of an assignment by a Member or by reason of the death or bankruptcy of a Member, except as otherwise provided in this Agreement.

     SECTION 2.4 MEMBERS NOT LIABLE FOR COMPANY LOSSES. The Members shall have no personal liability for the losses, debts, claims, expenses, or encumbrances of or against the Company or its property.

                                   ARTICLE 3
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

     SECTION 3.1 INITIAL CAPITAL CONTRIBUTIONS. The Members have made initial Capital Contributions to the Company as set forth on Exhibit A, attached hereto and incorporated by reference (the "INITIAL CAPITAL CONTRIBUTIONS"). No interest shall be paid on the Initial Capital Contributions, any additional capital contributions, or on the balance in any Capital Account and no Member shall have the right to withdraw any portion of the Member's Capital Contributions.

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     SECTION 3.2 SEPARATE CAPITAL ACCOUNTS. The Company shall maintain a separate Capital Account for each Member in accordance with the Regulations (as defined in Section 9.2).

     SECTION 3.3 WORKING CAPITAL LOANS. InSight shall provide the Company with working capital loans to fund the Company's ongoing operations and purchase necessary capital equipment (the "WORKING CAPITAL LOANS"). The principal balance of a Working Capital Loan shall accrue interest at a rate equal to InSight's cost of capital at the time of the making of the loan and upon other non-financial, commercially reasonable terms and conditions, commencing on the effective date of the applicable Working Capital Loan. All Working Capital Loans shall be secured with a priority lien by the assets and the accounts receivable of the Company.

     SECTION 3.4 ADJUSTMENTS TO CAPITAL ACCOUNTS. The Capital Account of each Member shall be credited with all amounts contributed to capital by the Members.

     SECTION 3.5 NO THIRD PARTY RIGHTS. The provisions of this Article 3 are not for the benefit of any creditor or other person to whom any debts, liabilities, or obligations are owed by, or who otherwise has any claim against, the Company or any Member, and no creditor or such other person shall obtain any rights under this section or by reason of this Article, or shall be able to make any claim in respect of any debts, liabilities, or obligations against the Company or any Member.

     SECTION 3.6 ADJUSTMENTS TO ASSAEL'S MEMBERSHIP INTERESTS. Assael hereby guarantees that for two (2) years following the date hereof the amounts payable by Company for professional services from radiologists under the current agreement with General Medical Services Corporation and any subsequent agreement negotiated by Assael shall not exceed five hundred fifty thousand dollars ($550,000) per year (the "GUARANTEED RATE"), assuming that the volume of the Company's business is no more than 14,532 scans per year or $6,973,155 in Net Revenue per year (the "BASE VOLUME"). During such two (2) year period, if the actual rate paid by the Company for the services performed by the radiologists for the Base Volume (the "ACTUAL RATE") exceeds the Guaranteed Rate, the value of Assael's Membership Interest shall be decreased by four (4) times the difference between the Guaranteed Rate and the Actual Rate and the percentage of the Membership Interest shall be decreased accordingly. By way of illustration, if the Actual Rate during such two (2) year period for the Base Volume is six hundred fifty thousand dollars ($650,000) per year, the value of Assael's interest would be reduced by $400,000 (100,000 times 4.0).

                                   ARTICLE 4
                         ALLOCATIONS AND DISTRIBUTIONS
                         -----------------------------

     SECTION 4.1 GENERAL RULE. Subject to the special allocation rules set forth elsewhere in this Article 4, the Profits and Losses from the operations of the Company for each fiscal year shall be allocated among the Members in proportion to their respective Membership Interests in the Company. Any credit available for income tax purposes shall be allocated among the Members in the same manner. Notwithstanding anything herein to the contrary, Assael shall be allocated Profits of the Company in an amount equal to the distributions actually made to him by the Company during the then current fiscal year and any Profits in excess of such amount shall be allocated to InSight.


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     SECTION 4.2 ALLOCATION OF PROFITS AND LOSSES. The Profits and Losses of
the Company for each fiscal year shall be allocated as follows:

          (a) Notwithstanding any other provision in this Article 4 to the contrary, in order to comply with the rules set forth in the Regulations for
(i) allocations of income, gain, loss, and deductions attributable to nonrecourse liabilities (as defined in the Regulations), and (ii) membership allocations where Members are not liable to restore deficit capital accounts, the following rules shall apply:

               (i) Partner nonrecourse deductions (as that term is defined in the Regulations) attributable to a particular party nonrecourse liability (as that term is defined in the Regulations) shall be allocated among the Members in the ratio in which the Members bear the economic risk of loss with respect to such partner nonrecourse liability;

               (ii) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the minimum gain chargeback rules for partner nonrecourse liabilities set forth in the Regulations; and

               (iii) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the qualified income offset provisions set forth in the Regulations, relating to unexpected deficit capital account balances (after taking into account all capital account adjustments prescribed in the Regulations).

Since the allocations set forth in this Article 4 (the "Regulatory Allocations") may cause results not consistent with the manner in which the Members intend to divide Company distributions, the Members may divide other allocations of Profits, Losses, and other times among the Members so as to prevent the Regulatory Allocations from distorting the manner in which distributions would be divided among the Members under this Agreement, but for application of the Regulatory Allocations. The Members may accomplish this result in any reasonable manner that is consistent with section 704 of the Code and the related Regulations.

          (b) In accordance with Code section 704(c) and the Regulations thereunder, taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property for federal income tax purposes and its fair market value, as recorded on the books of the Company. As provided in the Regulations, in the event that the Capital Accounts of the Members are adjusted to reflect the revaluation of Company property on the Company's books, then subsequent allocations of taxable income, gain, loss and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its adjusted fair market value, as recorded on the Company's books. Allocations under this paragraph shall be made in accordance with the Regulations and, consequently, shall not be reflected in the Members' Capital Accounts and shall not affect distributions of the Company.


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     (c)     Except as otherwise provided in Section 4.2(d), in the event of a sale, exchange, or other disposition of all or any substantial portion of the Company's assets, Profits attributable to any fiscal year or other period of the Company shall be allocated as follows:

          (i) first, to Assael in an amount equal to the aggregate amount of Net Cash Flow distributed to him during the current fiscal year and all prior fiscal years of the Company, less the aggregate amount of Profits previously allocated to him;

          (ii) second, to the Members in an amount equal to and in proportion to the amount necessary, if any, to bring the balances of their Capital Accounts to an amount equal to their unreturned initial Capital Contributions; and

          (iii)  third, the remaining Profits shall be allocated to InSight.

     (d) Profits shall be allocated to the Members in the following manner in the event of a sale, exchange or other disposition of all or any substantial portion of the Company's assets;

          (i) first, to Assael in an amount equal to the aggregate amount of the Net Cash Flow distributed to him, less the aggregate amount of the Profits previously allocated to him;

          (ii) second, to Assael until the balance of his Capital Account is equal to eleven and one ninth percent (11-1/9%) of the balance of InSight's Capital Account; and

          (iii) third, to the Members in accordance with their Membership Interests.

     (e) The parties intend for Assael to be allocated Profits from the day to day operations of the Company's business in an amount equal to the distributions made to him during the current fiscal year and for certain distributions made during the first quarter of the next fiscal year, and for Profits in excess of such amount to be allocated to Insight. The goal being for the balance of Assael's Capital Account at the end of each fiscal year to be the same as it was on the first day of such fiscal year, which amount, is intended to be the unreturned initial capital contribution of Assael to the Company. In addition, Assael shall be allocated on a priority basis a sufficient amount of the Profits from the sale, exchange, or other disposition of all or any substantial portion of the Company's assets to bring the outstanding balance of his Capital Account to an amount equal to what it would have been if Profits were allocated and Net Cash Flow was distributed to the Members in accordance with their percentage Interest throughout the entire term of the Company.

     (f) Losses of the Company shall be allocated to the Members with positive balances in their Capital Accounts, until such balances shall be zero. Thereafter, Losses shall be allocated to the Members in accordance with their percentage Interests.

     (g) If a Member transfers his/its Membership Interest, there shall be allocated to each Member, who held the transferred Interest during the fiscal year of the transfer, the product of




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(i) the Member's Profit or Loss allocated to such transferred Interest for such fiscal year, and (ii) a fraction the numerator of which is the number of days such Member held the transferred Interest during such fiscal year and the denominator of which is the total number of days in such fiscal year; provided, however, that the members may allocate such Profit or Loss by closing the books of the Company immediately after the transfer of an Interest. Such allocation shall be made without regard to the date, amount or receipt of any distributions which may have been made with respect to such transferred Interest.

     (h) In the event that the Company sells, exchanges, or otherwise disposes of all or any substantial portion of the Company's assets, the net cash proceeds from any such sale, exchange, or other disposition shall (after the Company's indebtedness to third parties and to Partners have been paid or provided for, and sufficient reserves are set up for any contingent or unforeseen liabilities of the Company) be distributed and applied by the Company in order of priority and in the same manner as is set forth in this
Section 4.2(h);

          (i) first, to InSight, until the amount of aggregate distributions of Net Cash Flow are equal to nine hundred percent (900%) of the aggregate distributions of Net Cash Flow distributed to Assael;

          (ii) second, to the Members in accordance with the outstanding balance of their Capital Accounts after the allocation of Profits set forth in
Section 4.2(d)(ii); and

          (iii) third, to the Members in accordance with the outstanding balance of their Capital Accounts after the allocation of Profits set forth in
Section 4.2(d)(iii).

   SECTION 4.3 ESTABLISHMENT OF COMPANY ACCOUNT; PRIORITY OF PAYMENTS. The Company will establish a bank account into which all collections of Company revenue shall be deposited. Except as otherwise provided in this Agreement, all distributions by the Company to its Members shall be subject to the terms and conditions of the Act.

   SECTION 4.4 PRIORITY OF DISTRIBUTIONS OF NET CASH FLOW. The Members agree that the Manager (as defined below) shall make distributions to the Members in the event that the Manager determine that Monthly Net Cash Flow is sufficient to make such distributions. Notwithstanding the prior sentence of this Section, the minimum monthly distribution payable to Assael shall be twenty thousand dollars ($20,000) (the "MINIMUM MONTHLY ASSAEL DISTRIBUTION"), subject to adjustment and the limitations set forth below, and payable in advance on the first day of each month commencing after the first complete calendar month of operations of the Company. Within thirty (30) days following each calendar quarter commencing on the effective date of this Agreement, the Manager shall conduct a reconciliation and determine the actual amount of Quarterly Net Cash Flow and the monthly distributions to Members. In the event the actual amount of distributions that should have been paid to Assael based upon his Membership Interest for the prior three (3) months is more than the amount of Minimum Monthly Assael Distributions actually paid, then the difference shall be paid to Assael by the Company within thirty (30) days after completion of the reconciliation. In the event the actual amount of distributions that should have been paid to Assael based upon his



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Membership Interest for the prior three (3) months is less than the amount of
Minimum Monthly Assael Distributions actually paid, then the difference shall be offset from the next three (3) monthly distributions, or such greater number of distributions as may be necessary, to Assael on an equal pro rata basis until the deficiency is recouped by the Company. By way of example only, in the event Assael is paid $60,000 during a three month period, and the Company determines that the actual distributions to Assael, based upon actual cash flow and the distributions made to the other Members, should have been $54,000, then $2,000 shall be deducted from each of the next three Minimum Monthly Assael Distributions. Manager shall provide a report within thirty (30) days after the end of each three (3) month period setting forth the financial information used by Manager to calculate the actual distributions paid and payable and the calculations set forth therein. The obligation of the Company to make the Minimum Monthly Assael Distribution shall terminate in the event actual performance of the Company results in a downward adjustment of the Minimum Monthly Assael Distributions by ten thousand dollars or more for six (6) consecutive months.

   SECTION 4.5 RIGHT TO AUDIT. Any Member or its designee (the "AUDITING MEMBER") shall have the right to audit the books and records of the Company for the purpose of determining Quarterly Net Cash Flow and net income of the Company upon reasonable notice to the Company within the thirty (30) day period after each Member receives a quarterly report. In the event the Auditing Member determines that the Manager has made an error in calculating Quarterly Net Cash Flow or the net income within thirty (30) days of the date on which the audit began, the Auditing Member shall provide prior written notice to the Company of such discrepancy, along with a written explanation to the Auditing Member of the discrepancy. In the event that the Company acknowledges a discrepancy or cannot explain the discrepancy, the Company shall immediately correct the books and records of the Company and pay to the Auditing Member any amounts due him/it. If the Company disputes the discrepancy, the parties shall meet in good faith to discuss the discrepancy and attempt to reconcile differing determinations. If the parties cannot in good faith reconcile their differing determinations within seven (7) days, the parties may institute dispute resolution proceedings in accordance with Exhibit B, attached hereto and incorporated by reference.

                                   ARTICLE 5
                 MANAGEMENT AND VOTING REQUIREMENTS OF MEMBERS

   SECTION 5.1 GOVERNANCE BY THE MANAGER. The Manager shall be responsible for providing day-to-day management services to the Company, including those services described on Exhibit C, attached hereto and incorporated by reference (the "MANAGEMENT SERVICES"). The Manager shall direct, manage, and control the business of the Company to the best of the Manager's ability. Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business.

   SECTION 5.2 MANAGEMENT FEE. In return for the Management Services provided to Company by the Manager, Company shall pay to Manager a monthly management fee in the amount



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of five percent (5%) of the Net Collected Revenue of the Company during the prior month. Company shall also reimburse Manager for any and all costs incurred by Manager to provide the Management Services, except as is set forth in Section 5.4.

     SECTION 5.3 NUMBER AND APPOINTMENT OF MANAGER. The initial number of Manager of the Company shall be one (1) and the following entity shall serve as the initial Manager of the Company: InSight. Such number of Managers may be changed or the Manager may be removed or replaced upon the affirmative vote of seventy-five percent (75%) of the outstanding Membership Interests. The Manager shall hold office until such Manager's resignation, removal, or withdrawal.

     SECTION 5.4 EMPLOYMENT OR ENGAGEMENT OF OTHERS, INCLUDING AFFILIATES. As part of the Management Services described in Exhibit C, attached hereto and incorporated by reference, InSight shall employ or retain all of the individuals or entities necessary to work at the Center and to either operate and manage all or any portion of the Center or to provide any service relating to the business of the Center and InSight shall be reimbursed for the costs directly related to such employment or retention. Notwithstanding the foregoing, InSight, as the Manager, will not seek reimbursement from the Company for its employees who are not retained for the purpose of providing services at the Center and will not charge the Company for any indirect expenses associated with the provision of the Management Services. The parties hereby acknowledge that InSight shall employ Assael, who hereby agrees that on the closing of the Asset Purchase Agreement (as defined below), he shall enter into an Employment Agreement with InSight, a copy of which is attached hereto as Exhibit D and incorporated by reference, pursuant to which Assael will provide services to the Company (the "EMPLOYMENT AGREEMENT"). Notwithstanding the foregoing, neither the Company nor any of the other Members shall have, as a consequence of their relationship with InSight or the Company, any right in or to any income or Profits derived by a Manager or Member or an affiliate of any of the Manager or Member from any business arrangement with InSight or the Company.

     SECTION 5.5 LIABILITY OF THE MANAGER. No Manager or Affiliate of a Manager, or their respective officers, shareholders, controlling persons, directors, agents, and employees, shall be liable, responsible, or accountable in damages or otherwise to the Company or to any of the Members, their successors and permitted assigns, for any act or failure to act in connection with the affairs of the Company, unless such act or omission constitutes gross negligence or intentional misconduct.

     SECTION 5.6 SPECIAL VOTING REQUIREMENTS. Except as otherwise expressly provided for in this Agreement, the Members who are not Managers shall not have any voting rights or take part in the day-to-day management or conduct of the business of the Company, nor shall such Members have the right or authority to act for or bind the Company. Actions and decisions that do require the approval of the Members pursuant to any provision of this Agreement may be authorized by the affirmative vote of at least a majority of the outstanding Membership Interests held by the Members. Notwithstanding anything herein or in the Act to the contrary, the following decisions and actions by the Company shall require a vote of at least seventy-five percent (75%) of the Membership Interests held by the Members:

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
               (a) Approval of a merger of the Company, or the sale, exchange, or other disposition of all or substantially all of the Company's property, when such merger, sale, exchange, or other disposition or is part of single transaction or plan;

               (b) Except as set forth in Section 7.1, dissolution of the
                   Company;

               (c) Amendment of the Articles or this Agreement; and

               (d) Sale, transfer, assignment, pledge, hypothecation, or other disposition of a Member's Interest, and the admission of additional Members or substitute Members, except as otherwise specifically authorized under this Agreement.

     SECTION 5.7 TAX MATTERS PARTNER. InSight shall be the tax matters partner, as that term is defined in section 6231(a)(7) of the Code and shall have the authority to exercise all functions provided for in the Act, or in regulations promulgated thereunder.

                                   ARTICLE 6
                        TRANSFER OF MEMBERSHIP INTERESTS
                        --------------------------------

     SECTION 6.1 RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTEREST. Except as set forth in Section 5.6, a Member may not transfer, assign, or encumber all or any part of his/its Membership Interest in the Company except as expressly provided herein, it being agreed that upon the death of a Member, such Member's interest shall be transferred to the estate or heirs of the Member, which estate or heirs shall be bound by the terms and conditions of the Agreement.

     SECTION 6.2 ASSIGNMENT OF A MEMBER'S ENTIRE INTEREST. Except as otherwise provided in this Agreement, upon the transfer of a Member's entire Membership Interest, a Member ceases to be a Member and shall be deemed to have resigned from the Company.

     SECTION 6.3 SUBSTITUTE MEMBERS. Except as otherwise provided in this Agreement, the transferee of a Membership Interest shall have the right to become a substituted member in the Company if (i) the transferring Member so provides in the instrument of transfer; (ii) the transferee agrees in writing to be bound by the terms of this Agreement and the Articles, as amended from time to time; and(iii) the transferee pays the reasonable costs incurred by the Company in preparing and recording any necessary amendments to this Agreement and the Articles.



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     SECTION 6.4 PUT RIGHT IN FAVOR OF ASSAEL; OPTION RIGHT IN FAVOR OF INSIGHT.

               (a) Upon the occurrence of a Triggering Event, Assael shall have the right to "Put" all (but not part or less than all) of Assael's Membership Interest to InSight or its designee and InSight or its designee will have the right to "Call" such Membership Interest. For purposes of this Agreement, "TRIGGERING EVENT" means the (i) termination of Assael's Employment Agreement by InSight Without Cause, (ii) termination of Assael's Employment Agreement by Assael for Good Cause, (iii) upon notice by Company to Assael that it intends to execute a bona fide definitive agreement with a third party (other than to Assael or an Affiliate of InSight), which as been negotiated at arms length and in good faith and has a fair market value purchase price, and pursuant to which the Company will sell substantially all of its assets, (iv) upon notice by InSight to Assael that it intends to execute a bona fide definitive agreement with a third party (other than Assael or an Affiliate of InSight), which has been negotiated at arms length and in good faith and has a fair market value purchase price, and pursuant to which InSight will transfer its Membership Interest to such third party, or (v) the termination of Assael's Employment Agreement pursuant to Section 5.2(a) thereof.

               (b) In order for Assael to exercise his "Put" right or InSight to exercise its "Call" right, Assael or InSight shall provide the other party with written notice within thirty (30) days of the occurrence of a Triggering Event of his/its intent to sell or purchase Assael's Membership Interest, as the case may be (the "NOTICE"). Except for the Triggering Event defined in Section 6.4(a)(iii), any sale of all of Assael's Membership Interest pursuant to
Section 6.4(a) shall close no sooner than thirty (30) days after and no later than ninety (90) days after the receipt by Assael or InSight, as the case may be, of the Notice. If Assael exercises his right to "Put" or InSight exercises its right to "Call" Assael's Membership Interest due to the occurrence of the Triggering Event defined in Section 6.4(a)(iii), the sale of Assael's
Membership Interest shall occur just prior to the closing of the transactions contemplated by the definitive agreement between the Company and a third party on the date of the closing. In the event that such closing does not occur for any reason, the sale of Assael's Membership Interest to InSight or its designee shall not occur.

               (c) In the event Assael exercises his right to "Put" or InSight exercises its right to "Call" Assael's Membership Interest upon the execution of a definitive agreement by Company and a third party, pursuant to which Company will sell substantially all of its assets, the purchase price to be paid to Assael will be the purchase price to be paid by the third party under the definitive agreement multiplied by the percentage of Assael's Membership Interest in Company. In the event Assael exercises his right to "Put" or InSight exercises its right to "Call" Assael's Membership Interest upon the execution of a definitive agreement by InSight and a third party, pursuant to which InSight will transfer its interest to such third party, the purchase price to be paid to Assael shall be an amount determined using the same valuation methodology as was used to determine the purchase price paid to InSight for its Membership Interest. If Assael exercises his right to "Put"or InSight exercises its right to "Call" Assael's Membership Interest upon the occurrence of any other Triggering Event, the purchase price to be paid to Assael shall be the fair market value of Assael's Membership Interest. The fair market value of Assael's Membership Interest shall mean the price at which a willing and eligible buyer would buy the Membership Interest and a willing seller would sell


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the Membership Interest, with neither under compulsion. The parties may agree upon the fair market value of Assael's Membership Interest; however,if the parties cannot agree upon a purchase price, the parties may institute dispute resolution proceedings in accordance with Exhibit B, attached hereto and incorporated by reference.

          (d) In the event that InSight terminates the Employment Agreement With Cause or in the event that Assael terminates the Employment Agreement Without Cause, Assael shall immediately transfer his Membership Interest in Company to InSight or its designee and InSight shall have no obligation to pay Assael for such Membership Interest. Any disputes regarding the determination of whether the Employment Agreement has been terminated With Cause shall be resolved pursuant to the Arbitration provision set forth in Section 9.8.

                                   ARTICLE 7
                                  DISSOLUTION


     SECTION 7.1 DISSOLUTION PRIOR TO COMMENCEMENT OF OPERATIONS. The Members acknowledge that the Company shall not commence operations prior to the closing of the transactions contemplated by that certain Asset Purchase and Liabilities Assumption Agreement by and among InSight, Assael, and US Diagnostic, Inc. (the "ASSET PURCHASE AGREEMENT"). In the event that the closing of the Asset Purchase Agreement does not occur for any reason, by June 30, 2000, the Company shall be dissolved by the Manager as soon as possible thereafter without the vote or consent, or any further action, of the Members being necessary.

     SECTION 7.2 DISSOLUTION. Except as set forth in Section 7.1, the Company shall be dissolved upon the affirmative vote of at least seventy-five percent (75%) of the Membership Interests held by the Members. The Company shall not dissolve upon the occurrence of any of the events described in Section 4A-606 of the Act as in effect as of the date of this Agreement unless, immediately following the occurrence of such an event, the Company has no Members.

     SECTION 7.3 WINDING UP. Upon dissolution of the Company, the Company shall liquidate its assets and wind up its affairs in the following manner:


          (a) LIQUIDATION OF ASSETS AND DISCHARGE OF LIABILITIES. A reasonable time shall be allowed for the discharge of the Company's liabilities in order to minimize the losses potentially attendant upon such a liquidation. The Manager shall appoint a liquidator who shall liquidate the Company and shall have the authority to perform any and all acts and to take any and all actions which may be necessary, appropriate, or incidental to the process of winding up. The authority of the liquidator shall continue as long as determined necessary by the Members, and exercise of such authority shall be deemed a proper act in winding up the affairs of the Company. Further, the liquidator is authorized to sell the assets of the Company in a bona fide sale or sales to any party or parties (including one or more Members) at such price or prices and upon such terms as the liquidator may deem advisable, having due regard for the interests of all Members. Any such sale or sales shall be deemed a proper act in winding up the affairs of the Company.

           (b) PROCEEDS OF LIQUIDATION. The net liquidation proceeds (as defined in Section 9.2) shall be applied and distributed in the following order of priority:

               (i) First, to the payment of or provision for the debts and liabilities of the Company (including Member loans) and the expenses of liquidation in order of priority as provided by law, and to the creation of any reserves which may be reasonably necessary for any contingent or unforeseen liabilities or obligations;

               (ii) Second, to the Members in repayment of their Capital Accounts in the Company; and

               (iii) Finally, to the Members in proportion to their respective Interests in the Company as set forth on Exhibit A.

                                   ARTICLE 8
                          OTHER MATTERS OF THE COMPANY

     SECTION 8.1 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Member from and against any and all losses, claims, damages, liabilities and expenses of whatever nature, as incurred, arising out of, or relating to the fact that such person was or is a Member of the Company and/or the Manager of the Company. Notwithstanding the foregoing, no indemnification may be made to or on behalf of any Member or Manager if a final judgment or other final adjudication adverse to the Member or Manager establishes (i) that the Member's or Manager's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that the Member or Manager personally gained financial profit or other advantage to which the Member or Manager was not legally entitled.

     SECTION 8.2 NONCOMPETITION AGREEMENT. Assael shall enter into the Confidentiality and Non-Competition Agreement set forth on Exhibit E, attached hereto and incorporated by reference.

                                   ARTICLE 9
                                 MISCELLANEOUS

     SECTION 9.1 NOTICE. All communications provided for herein shall be made in writing and transmitted by mail, first class postage prepaid, return receipt requested, to the Members at the addresses provided to the Company by the respective Members. Any address may be changed by notice given to the Members, as aforesaid, by the party whose address for notice is to be changed. Insofar as practicable, any consent of the Members, required or appropriate under this Agreement, shall be accomplished by written instrument without the necessity of meetings of the Members.

     SECTION 9.2 DEFINITIONS.  As used herein, the term:

          (a) AFFILIATE means any corporation, partnership, limited liability company, or other entity which is controlled by, controls, or is under common control with any Member.

          (b) ARTICLES or ARTICLES OF ORGANIZATION means the Company's Articles of Organization as amended from time to time by the Members.

          (c) ASSAEL means Roy Assael.

          (d) CAPITAL ACCOUNT means, with respect to any Member, the Initial Capital Contribution made by such Member -

              (i) decreased by the amount of (1) any Losses or deductions allocated to such Member, (2) any distributions made to such Member hereunder; and (3) any liabilities of such Member assumed by the Company; and

              (ii) increased by the amount of (1) any Profits allocated to such Member, (2) any subsequent Capital Contributions made by such Member, and
(3) any liabilities of the Company that are assumed by such Member.

              Capital Accounts shall be maintained in accordance with the provisions of section 1.704-1(b)(2)(iv) of the Regulations and, to the extent not inconsistent therewith, generally accepted accounting principles. Capital Account balances shall be determined as of the last day of the fiscal year in which a sale, refinancing or liquidation occurs, but prior to distribution of the proceeds of the sale or other disposition resulting in the gain being allocated therein.

          (e) CAPITAL CONTRIBUTION means, with respect to each Member, the aggregate amount of cash, the fair market value of any property, and the principal amount of indebtedness that such Member contributes to the Company, and which is accepted by the Company as a contribution to the Member's Capital Account.

          (f) CODE means the Internal Revenue Code of 1986, as amended from time to time.

          (g) EFFECTIVE DATE means the date first mentioned above.

          (h) GOOD CAUSE means termination of the Employment Agreement in accordance with Section 5.4 thereof.

          (i) INSIGHT means Insight Health Corp.

          (j) MEMBERSHIP INTEREST or INTEREST means a Member's percentage equity in the Company as stated on Exhibit A.

     (k) MONTHLY NET CASH FLOW means monthly revenue received by the Company from the provision of diagnostic imaging services during such period, less monthly Operating Expenses.

     (l) NET CASH FLOW means revenue received by the Company from the provision of diagnostic imaging services during such period, less monthly Operating Expenses.

     (m) NET LIQUIDATION PROCEEDS means the amount of money, the principal amount of any indebtedness due to the Company, and the fair market value (as of the date of distribution) of any and all other property, distributed to the Members in liquidation of the Company pursuant to this Agreement reduced by any liabilities of the Company that are assumed by such Members or which are secured by any property that is distributed by the Company to such Members.

     (n) NET COLLECTED REVENUE means cash collections of the Company from operations.

     (o) OPERATING EXPENSES means all of the expenses necessary to operate the business, including, without limitation, rent, cash required to purchase or lease imaging equipment, principal and interest on loans, including Working Capital Loans, compensation and reimbursements to the Manager for services rendered, expenses incurred in connection with any casualty losses to the extent such losses are not covered by insurance, payment of management fees, payment of salaries and benefits, and reasonable cash reserves.

     (p) PROFIT AND LOSS means for each fiscal year of the Company or other period, an amount equal to the Company's taxable income or loss for such year or other period, as determined by the Company's accountants in accordance with Code Section 703(a), and including, without limitation, each item of Company income, gain, loss, or deduction which must be separately stated pursuant to Code Section 703(a), taking into account the following adjustments:

         (i) all income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss shall be added to such taxable income or loss;

         (ii) any expenditure of the Company described in Code Section 705(a)(2)(B), or treated as such an expenditure and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss; and

         (iii) notwithstanding any other provision of this Agreement, any items of Company income, gain, loss, or deduction which are specially allocated shall not be taken into account in computing Profit and Loss.

     (q) QUARTERLY NET CASH FLOW means quarterly revenue received by the Company from the provision of diagnostic imaging services during such period, less quarterly Operating Expenses.

          (r) REGULATIONS means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as the same may be amended from time to time.

          (s) WITH CAUSE means the termination of the Employment Agreement in accordance with Sections 5.2(b) and 5.3 thereof.

          (t) WITHOUT CAUSE means any reason other than With Cause.

     SECTION 9.3 SEVERABILITY. The invalidity or unenforceability of any provision in this Agreement shall not affect the other provision hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     SECTION 9.4 INTERPRETATION. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to such jurisdiction's conflicts of laws statutes or decisions). Venue for any action brought by any of the parties hereto shall be proper only in the federal or state courts sitting in the Eastern District of Pennsylvania or Wilkes-Barre, Pennsylvania. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require.

     SECTION 9.5 COUNTERPARTS; EFFECTIVE DATE. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Agreement is dated and shall be effective among the parties as of the Effective Date.

     SECTION 9.6 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, and legal representatives.

     SECTION 9.7 HEADINGS. The headings of sections herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 9.8 ARBITRATION. Except as otherwise provided herein, in the event of a dispute between the parties arising from or relating to this Agreement, including, but not limited to, construction, interpretation, implementation, or enforcement of this Agreement or the performance or breach of any provision in this Agreement, the parties shall meet and confer in good faith to resolve such dispute. In the event such efforts do not resolve the dispute within fifteen
(15) days from the date the dispute arises, either party may demand arbitration administered and conducted in Wilkes-Barre, Pennsylvania, by the American Arbitration Association, before one (1) arbitrator, under its Commercial Arbitration Rules, such arbitration to be final, conclusive, and binding. Judgment on the award rendered by the arbitrator may be entered by any court having proper jurisdiction. This provision shall survive termination of this Agreement. Notwithstanding the foregoing, any party may seek or assert entitlement to injunctive relief or specific performance in court as an initial matter and shall have no prior obligation to establish in arbitration the entitlement to injunctive relief or specific performance.

   SECTION 9.9 ENTIRE AGREEMENT. The parties hereto agree that all understandings and agreements heretofore made between or among them are merged in this Agreement, which alone fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties concerning the subject matter of this Agreement, other than as set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

WILKES-BARRE IMAGING, L.L.C.       ADDRESS FOR NOTICES:
BY ITS MANAGER AND MEMBER,         146 Mundy Street
INSIGHT HEALTH CORP.               Wilkes-Barre, Pennsylvania 18702


By:  /s/Steven T. Plochocki
   ------------------------
Name: Steven T. Plochocki
     ----------------------
Title: President and CEO
      ---------------------

MEMBERS:                           ADDRESS FOR NOTICES:


Insight Health Corp.
By:  /s/Steven T. Plochocki        4400 MacArthur Boulevard
   ------------------------        Suite 800
Name: Steven T. Plochocki          Newport Beach, CA 92660
     ----------------------
Title: President and CEO
      ---------------------


Roy Assael

---------------------------
Signature                          -----------------------

                                   -----------------------

                                   -----------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

WILKES-BARRE IMAGING, L.L.C.            ADDRESS FOR NOTICES:

By:
   --------------------------           146 Mundy Street
Name:                                   Wilkes-Barre, Pennsylvania 18702
     ------------------------
Title:
      -----------------------

MEMBERS:                                ADDRESS FOR NOTICES:


InSight Health Corp.

By:
   --------------------------           4400 MacArthur Boulevard
Name:                                   Suite 800
     ------------------------           Newport Beach, CA 92660
Title:
      -----------------------



Roy Assael

  /s/Roy Assael
-----------------------------
Signature                               -------------------------

                                        -------------------------

                                        -------------------------

                                   EXHIBIT A

                          WILKES-BARRE IMAGING, LLC'S
                          ---------------------------
                   INITIAL CAPITAL CONTRIBUTION AND INTERESTS
                   ------------------------------------------

                            I. CAPITAL CONTRIBUTIONS


              MEMBER'S NAMES           CAPITAL CONTRIBUTION(1)(2)
              --------------           --------------------------

          Roy Assael                         $1,299,781

          InSight Health Corp.               $12,997,810




                            II. MEMBERSHIP INTERESTS

                 MEMBER'S NAMES           MEMBERSHIP INTERESTS
                 --------------           --------------------


          Roy Assael                              10%

          InSight Health Corp.                    90%

----------------
     (1) The Members agree that the exact amount of the Capital Contributions shall be changed based upon any adjustments, including post-closing adjustments, to the purchase price pursuant to the Asset Purchase Agreement by and among the Members and US Diagnostic, Inc.

     (2) These amounts represent the fair market value of the assets contributed by the Members. The assets consist of those assets listed on Schedules 2.1(a), 2.1(b), 2.1(c), and 2.1(g) of the Asset Purchase Agreement referenced above. The Assets will be contributed to the Company concurrently with the closing of the Asset Purchase Agreement. The capital contribution of Assael represents a credit on the purchase price that InSight received with respect to the Asset Purchase Agreement in return for Assael receiving his membership interest in the Company.

                               AMENDMENT NUMBER 1
                                     TO THE
                              OPERATING AGREEMENT
                                 BY AND BETWEEN
                              INSIGHT HEALTH CORP.
                                      AND
                                   ROY ASSAEL

     This Amendment Number 1 to the Operating Agreement by and between InSight Health Corp. and Roy Assael is made as of the last date of signature below.

     WHEREAS, InSight Health Corp. ("INSIGHT") and Roy Assael ("ASSAEL") are the only members of Wilkes-Barre Imaging, LLC (the "COMPANY") pursuant to that certain Operating Agreement dated as of May 2, 2000 (the "OPERATING AGREEMENT");

     WHEREAS, InSight and Assael desire to amend certain terms of the Operating Agreement, all as set forth herein;

     NOW THEREFORE, in consideration of the foregoing and the conditions, covenants, and agreements hereinafter set forth and intending to be legally bound, the parties agree as follows:

     The second sentence of Section 6.4(a) of the Operating Agreement shall be deleted and replaced in its entirety with the following:

          For purposes of this Agreement, "TRIGGERING EVENT" means (i) the termination of Assael's Employment Agreement by InSight Without Cause
          (ii) the termination of Assael's Employment Agreement by Assael for Good Cause, (iii) notice by the Company to Assael that it intends to execute a bona fide definitive agreement with a third party (other than Assael or an Affiliate of InSight), which has been negotiated at arms length and in good faith and has a fair market value purchase price, and pursuant to which the Company will sell substantially all of its assets, (iv) notice by InSight to Assael that it intends to execute a bona fide definitive agreement with a third party (other than Assael or an Affiliate of InSight), which has been negotiated at arms length and in good faith and has a fair market value purchase price, and pursuant to which InSight will transfer its Membership Interest to such third party, (v) the termination of Assael's Employment Agreement pursuant to Section 5.2(a) thereof, or (vi) the termination of Assael's Employment Agreement at the end of the initial term, as set forth in Section 5.1 of the Employment Agreement, or at the end of any extension of such term of the Employment Agreement as may be negotiated by the parties.

     All other sections of the Operating Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the last date of signature below.

INSIGHT HEALTH CORP.               ROY ASSAEL

/s/ Michael A. Boyle               /s/ Roy Assael
----------------------------       ----------------------------
Signature                          Signature

/s/ Michael A. Boyle                  8/15/00
----------------------------       ----------------------------
Print Name                         Date

EXECUTIVE VICE PRESIDENT
----------------------------
Office or Title

   8/14/00
----------------------------
Date






                                     - 2 -